Exhibit 99.1
For Immediate Release

Contact:	(News Media) Jennifer Born +1.312.396.7089
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Reports Second Quarter 2015 Results
Earnings and sales reflect pricing discipline and business diversification
Completion of recapitalization further enhances financial position

Carmel, Ind., July 29, 2015 - CNO Financial Group, Inc. (NYSE: CNO) today announced second quarter of 2015 operating earnings (1) of $60.8 million, or 31 cents per diluted share, compared to $71.3 million, or 32 cents per diluted share, in the second quarter of 2014.
"We continue to strike a balance between sales growth and pricing discipline, while producing quality earnings and strong cash flows," said Ed Bonach, CEO of CNO. "The diversification of our businesses coupled with enhancing the customer experience are important contributors to growing the enterprise. Our recently completed recapitalization improves our financial flexibility and increases our deployable capital."

Second Quarter 2015 Highlights

•	Sales, as defined by total new annualized premium ("NAP") (2): $105.5 million, up 1% from 2Q14

•	Collected premium from our continuing operating segments (3): $830.9 million down slightly from 2Q14

•	Net income per diluted share: 24 cents in 2Q15 (including 11 cents from the loss on extinguishment of debt) compared to 35 cents in 2Q14

•	Net operating income (1) per diluted share: 31 cents in 2Q15 compared to 32 cents in 2Q14

•	Unrestricted cash and investments held by our holding company were $385 million at June 30, 2015

•	Common stock repurchases and dividends were $115 million in 2Q15

Six-month 2015 Highlights

•	Sales, as defined by total NAP (2): $210.8 million, up 2% from the first six months of 2014

•	Collected premium from our continuing operating segments (3): $1,638.9 million down 1% from the first six months of 2014

•
Net income (loss) per diluted share: 50 cents in the first six months of 2015 (including 11 cents from the loss on extinguishment of debt) compared to (69) cents in the first six months of 2014 (including $1.35 from the loss on the sale of Conseco Life Insurance Company ("CLIC") and gain on reinsurance transaction)

•	Net operating income (1) per diluted share: 61 cents in the first six months of 2015 compared to 60 cents in the first six months of 2014

•
Consolidated risk-based capital ratio was estimated at 443% at June 30, 2015, reflecting estimated statutory operating earnings of $170 million and insurance company dividends to the holding company of $112.8 million during the first six months of 2015

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CNO Financial (2)
July 29, 2015

Quarterly Segment Operating Results

	Three months ended
	June 30,
	2015	2014
	(Dollars in millions, except per share data)
EBIT (5):
Bankers Life	$86.4	$87.4
Washington National	20.1	32.3
Colonial Penn	4.2	3.8
EBIT from business segments	110.7	123.5
Corporate Operations, excluding corporate interest expense	(5.0)	(3.7)
EBIT	105.7	119.8
Corporate interest expense	(11.9)	(11.1)
Operating earnings before taxes	93.8	108.7
Tax expense on operating income	33.0	37.4
Net operating income (1)	60.8	71.3
Earnings of CLIC prior to being sold (net of taxes)	—	8.5
Gain related to reinsurance transaction (net of taxes)	—	2.5
Net realized investment gains (losses) (net of related amortization and taxes)	(6.8)	7.5
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	16.8	(4.8)
Fair value changes related to agent deferred compensation plan (net of taxes)	—	(7.6)
Loss on extinguishment or modification of debt (net of taxes)	(21.3)	(.4)
Valuation allowance for deferred tax assets and other tax items	—	4.0
Other	(2.7)	(2.9)
Net income	$46.8	$78.1

Per diluted share:
Net operating income	$.31	$.32
Earnings of CLIC prior to being sold (net of taxes)	—	.04
Gain related to reinsurance transaction (net of taxes)	—	.01
Net realized investment gains (losses) (net of related amortization and taxes)	(.03)	.03
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.08	(.02)
Fair value changes related to agent deferred compensation plan (net of taxes)	—	(.03)
Loss on extinguishment or modification of debt (net of taxes)	(.11)	—
Valuation allowance for deferred tax assets and other tax items	—	.02
Other	(.01)	(.02)
Net income	$.24	$.35

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CNO Financial (3)
July 29, 2015

The following table summarizes the financial impact of a significant item on our 2Q15 net operating income (dollars in millions, except per share amounts):

	Three months ended
	June 30, 2015*
	Actual results	Significant item	Excluding significant item
Net Operating Income (1):
Bankers Life	$86.4	$—	$86.4
Washington National	20.1	9.0	29.1
Colonial Penn	4.2	—	4.2
EBIT from business segments	110.7	9.0	119.7
Corporate Operations, excluding corporate interest expense	(5.0)	—	(5.0)
EBIT (5)	105.7	9.0	114.7
Corporate interest expense	(11.9)	—	(11.9)
Operating earnings before taxes	93.8	9.0	102.8
Tax expense on operating income	33.0	3.2	36.2
Net operating income	$60.8	$5.8	$66.6

Net operating income per diluted share	$.31	$.03	$.34

The significant item in 2Q15 of $9.0 million resulted from the unfavorable development of prior period incurred claim estimates in the Washington National supplemental health block based on our comprehensive review of recent claim trends in the block.

* There were no significant items for the three months ended June 30, 2014.

Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. NAP in 2Q15 was $61.3 million, down $1.8 million from 2Q14. Sales results primarily reflect reductions in Medicare supplement and annuity sales, partially offset by increased sales of shorter duration long-term care products. Although Medicare supplement sales were down, sales of third party Medicare Advantage and PDP products, which are not included in NAP, remain strong. Third party products generated over $16 million of net fee income during the last 12 months. The reduction in sales of annuity products reflects the low interest rate environment. We continue to experience strong recruiting results, with new contracts up 5 percent in the quarter, resulting in a slight increase in average producing agents. Given our sales results to date, today's market environment and our strict pricing discipline, we currently anticipate this segment's NAP will be flat to 3 percent less in 2015 compared to 2014 and sales of third party Medicare Advantage and PDP products will remain strong.
Collected premiums were down 1 percent in 2Q15 compared to 2Q14, primarily driven by a reduction in premiums from fixed interest annuity products reflecting the low interest rate environment in recent periods. Annuity account values, on which spread income is earned, increased 1 percent to $7.4 billion in 2Q15 compared to 2Q14, driven by strong persistency.
Pre-tax operating earnings in 2Q15 compared to 2Q14 were down $1.0 million, or 1 percent. Pre-tax operating earnings in 2Q15 reflected a higher long-term care interest-adjusted benefit ratio of 84.6 percent including the

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CNO Financial (4)
July 29, 2015

impact of refinements initiated in 1Q15 to the build of the future loss reserve. We continue to expect that this block's interest-adjusted benefit ratio will be in the 84 percent range during the remainder of 2015. The negative impact from the build of the future loss reserve was partially offset by: (i) favorable Medicare supplement experience; (ii) higher policyholder charges on interest-sensitive life products due to the growth of the block; and (iii) higher investment income due to mortgage loan prepayments.
Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. NAP in 2Q15 was $25.7 million, up 2 percent from 2Q14, driven by strong supplemental health sales in the worksite market through Performance Matters Associates ("PMA"), our wholly owned marketing organization. PMA producing agents were up 9 percent compared to 2Q14, driven by strong recruiting. We currently anticipate this segment's sales growth to be in the 3 to 5 percent range in 2015.
Collected premiums from the segment's supplemental health block were up 5 percent in 2Q15 compared to 2Q14, driven by strong sales and persistency.
Pre-tax operating earnings in 2Q15 compared to 2Q14 were down $12.2 million, or 38 percent, primarily resulting from $9 million of unfavorable reserve developments in the supplemental health block related to claims incurred in prior periods based on the completion of an in-depth review of recent claim trends in the block, including the impact of newer cancer treatments on claims. After adjusting for the unfavorable reserve developments, this block's interest-adjusted benefit ratio in 2Q15 was 59 percent. We currently expect this block's interest-adjusted benefit ratio to be in the 58 percent range during the remainder of 2015.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. NAP in 2Q15 was $18.5 million, up 12 percent from 2Q14, driven by increased lead volume investment, enhanced diversification of sales and multiple sales productivity initiatives. We currently anticipate this segment's sales growth to be in the 12 to 15 percent range in 2015.
Collected premiums were up 7 percent in 2Q15 compared to 2Q14, driven by increased sales and steady persistency.
Pre-tax operating earnings in 2Q15 were $4.2 million compared to $3.8 million in 2Q14, primarily reflecting growth in the in-force block and improved marketing effectiveness. In-force EBIT was $13.3 million, up slightly from 2Q14, reflecting growth in the block.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We expect this segment to report $3 million to $6 million of earnings in 2015.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Pre-tax losses in 2Q15 were $5.0 million compared to $3.7 million of losses in 2Q14 primarily reflecting the favorable investment returns from the market conditions in 2Q14.
Non-Operating Items
Net realized investment losses in 2Q15 were $6.8 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $7.9 million recorded in earnings. Net realized investment gains in 2Q14 were $7.5 million (net of related amortization and taxes). There were no other-than-temporary impairments in 2Q14. Impairment losses in 2Q15 reflect the writedown of a legacy investment in a private company. We no longer have any investment exposure to legacy private company investments.
During 2Q15 and 2Q14, we recognized increases (decreases) in earnings of $16.8 million and $(4.8) million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes. Such amount includes the impacts of changes in market interest rates used to determine the derivative's estimated fair value.
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CNO Financial (5)
July 29, 2015

The results for 2Q15 include the previously disclosed $21.3 million loss on the extinguishment of debt, net of income taxes, related to the completion of our debt refinancing transactions. The results for 2Q14 include a $.4 million loss on the extinguishment and modification of debt.
Other non-operating items in 2Q15 also include the previously disclosed $3.0 million (after taxes) of one-time transition costs related to our comprehensive agreement with Cognizant to form a strategic partnership for technology delivery. The agreement is expected to deliver annual run-rate after-tax savings of approximately $6.5 million.
The results for 2Q14 reflected a loss of $7.6 million, net of taxes, related to the impact of changes in interest rates on the value of our agent deferred compensation liability. We have elected to recognize the change in the value of this liability through earnings as interest rates change.
The earnings related to the CLIC business prior to being sold are also reflected as non-operating items. Such earnings, net of taxes, were $8.5 million in 2Q14.
In 2Q14, we reduced the valuation allowance for deferred tax assets by $4.0 million resulting from the realization of capital gains and utilization of loss carryforwards.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was estimated at 443% at June 30, 2015, reflecting estimated 2Q15 consolidated statutory operating earnings of $91 million and the payment of insurance company dividends to the holding company of $37.3 million during 2Q15 and $112.8 million during the first six months of 2015.
During the second quarter of 2015, we repurchased $100.9 million of common stock under our securities repurchase program (including $8.0 million of repurchases settled in 3Q15). We repurchased 5.6 million common shares at an average cost of $18.03 per share. CNO anticipates repurchasing common stock in the range of $350 million to $425 million in 2015, absent compelling alternatives. As of June 30, 2015, we had 193.5 million shares outstanding and had authority to repurchase up to an additional $234.1 million of our common stock. During 2Q15, dividends declared on common stock totaled $13.7 million.
Book value per diluted share, excluding accumulated other comprehensive income (loss) (6), was $19.21 at June 30, 2015, compared to $18.75 at December 31, 2014.
Our debt-to-total capital ratio, excluding accumulated other comprehensive income (4) at June 30, 2015, was 19.7 percent, an increase of 260 basis points from December 31, 2014 reflecting the previously announced completion of our debt refinancing transactions. Unrestricted cash and investments held by our holding company were $385 million at June 30, 2015, compared to $345 million at December 31, 2014, reflecting a portion of the proceeds from our debt refinancing transactions, partially offset by common stock repurchases and dividend and debt payments.
Conference Call
The Company will host a conference call to discuss results on July 30, 2015 at 11:00 a.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

CNO Financial (6)
July 29, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: June 30, 2015 - $18,758.2; December 31, 2014 - $18,408.1)	$20,224.8	$20,634.9
Equity securities at fair value (cost: June 30, 2015 - $418.6; December 31, 2014 - $400.5)	433.3	419.0
Mortgage loans	1,665.5	1,691.9
Policy loans	108.1	106.9
Trading securities	257.5	244.9
Investments held by variable interest entities	1,565.6	1,367.1
Other invested assets	435.4	443.6
Total investments	24,690.2	24,908.3
Cash and cash equivalents - unrestricted	453.9	611.6
Cash and cash equivalents held by variable interest entities	150.6	68.3
Accrued investment income	240.4	242.9
Present value of future profits	465.1	489.4
Deferred acquisition costs	877.4	770.6
Reinsurance receivables	2,925.0	2,991.1
Income tax assets, net	827.8	758.7
Assets held in separate accounts	5.4	5.6
Other assets	413.2	337.7
Total assets	$31,049.0	$31,184.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$10,689.3	$10,707.2
Future policy benefits	10,588.9	10,835.4
Liability for policy and contract claims	484.5	468.7
Unearned and advanced premiums	268.6	291.8
Liabilities related to separate accounts	5.4	5.6
Other liabilities	742.5	587.6
Investment borrowings	1,518.9	1,519.2
Borrowings related to variable interest entities	1,461.7	1,286.1
Notes payable – direct corporate obligations	925.0	794.4
Total liabilities	26,684.8	26,496.0
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: June 30, 2015 – 193,467,712; December 31, 2014 – 203,324,458)	1.9	2.0
Additional paid-in capital	3,554.9	3,732.4
Accumulated other comprehensive income	605.0	825.3
Retained earnings	202.4	128.5
Total shareholders' equity	4,364.2	4,688.2
Total liabilities and shareholders' equity	$31,049.0	$31,184.2

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CNO Financial (7)
July 29, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Insurance policy income	$640.1	$679.0	$1,276.6	$1,364.9
Net investment income:
General account assets	302.1	347.4	602.2	695.5
Policyholder and reinsurer accounts and other special-purpose portfolios	11.8	47.2	28.4	68.1
Realized investment gains (losses):
Net realized investment gains (losses), excluding impairment losses	(2.2)	12.4	(3.3)	47.7
Net impairment losses recognized (a)	(7.9)	—	(9.2)	(11.9)
Gain on dissolution of a variable interest entity	—	—	11.3	—
Total realized gains	(10.1)	12.4	(1.2)	35.8
Fee revenue and other income	15.6	7.0	31.8	13.4
Total revenues	959.5	1,093.0	1,937.8	2,177.7
Benefits and expenses:
Insurance policy benefits	568.3	691.1	1,174.3	1,381.4
Loss on sale of subsidiary, gain on reinsurance transaction and transition expenses	4.5	(3.8)	9.0	274.8
Interest expense	25.3	24.3	46.8	48.9
Amortization	73.7	64.9	139.8	131.6
Loss on extinguishment or modification of debt	32.8	.6	32.8	.6
Other operating costs and expenses	182.2	201.5	380.1	395.6
Total benefits and expenses	886.8	978.6	1,782.8	2,232.9
Income (loss) before income taxes	72.7	114.4	155.0	(55.2)
Income tax expense (benefit):
Tax expense on period income	25.9	40.3	55.4	79.3
Valuation allowance for deferred tax assets and other tax items	—	(4.0)	—	15.4
Net income (loss)	$46.8	$78.1	$99.6	$(149.9)
Earnings per common share:
Basic:
Weighted average shares outstanding	195,857,000	216,538,000	198,174,000	218,422,000
Net income (loss)	$.24	$.36	$.50	$(.69)
Diluted:
Weighted average shares outstanding	198,073,000	222,108,000	200,174,000	218,422,000
Net income (loss)	$.24	$.35	$.50	$(.69)

______________

(a)	No portion of the other-than-temporary impairments recognized in the periods were included in other comprehensive income.

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CNO Financial (8)
July 29, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
EBIT FROM BUSINESS SEGMENTS
SUMMARIZED BY IN-FORCE AND NEW BUSINESS (7)
(Dollars in millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
EBIT (5) from In-force and New Business
Bankers Life segment:
In-Force Business	$121.5	$124.3	$243.8	$246.7
New Business	(35.1)	(36.9)	(75.2)	(75.1)
Total	$86.4	$87.4	$168.6	$171.6

Washington National segment:
In-Force Business	$21.7	$34.8	$53.5	$68.7
New Business	(1.6)	(2.5)	(4.9)	(5.3)
Total	$20.1	$32.3	$48.6	$63.4

Colonial Penn segment:
In-Force Business	$13.3	$13.1	$23.9	$23.4
New Business	(9.1)	(9.3)	(25.6)	(25.8)
Total	$4.2	$3.8	$(1.7)	$(2.4)

Total Business segments:
In-Force Business	$156.5	$172.2	$321.2	$338.8
New Business	(45.8)	(48.7)	(105.7)	(106.2)
Total EBIT from business segments	$110.7	$123.5	$215.5	$232.6

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CNO Financial (9)
July 29, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per share data)

	Six months ended
	June 30,
	2015	2014
EBIT (5):
Bankers Life	$168.6	$171.6
Washington National	48.6	63.4
Colonial Penn	(1.7)	(2.4)
EBIT from business segments	215.5	232.6
Corporate Operations, excluding corporate interest expense	(6.3)	(9.7)
EBIT	209.2	222.9
Corporate interest expense	(22.4)	(22.2)
Operating earnings before taxes	186.8	200.7
Tax expense on operating income	65.9	69.5
Net operating income (1)	120.9	131.2
Earnings of CLIC prior to being sold (net of taxes)	—	15.2
Net loss on sale of CLIC and gain on reinsurance transaction (including impact of taxes)	—	(295.5)
Net realized investment gains (losses) (net of related amortization and taxes)	(8.2)	21.1
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	8.5	(12.0)
Fair value changes related to agent deferred compensation plan (net of taxes)	—	(7.6)
Loss on extinguishment or modification of debt (net of taxes)	(21.3)	(.4)
Valuation allowance for deferred tax assets and other tax items	—	4.0
Other	(.3)	(5.9)
Net income (loss)	$99.6	$(149.9)

Per diluted share:
Net operating income	$.61	$.60
Earnings of CLIC prior to being sold (net of taxes)	—	.07
Net loss on sale of CLIC and gain on reinsurance transaction (including impact of taxes)	—	(1.35)
Net realized investment gains (losses) (net of related amortization and taxes)	(.04)	.10
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.04	(.06)
Fair value changes related to agent deferred compensation plan (net of taxes)	—	(.04)
Loss on extinguishment or modification of debt (net of taxes)	(.11)	—
Valuation allowance for deferred tax assets and other tax items	—	.02
Other	—	(.03)
Net income (loss)	$.50	$(.69)

CNO Financial (10)
July 29, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
FROM CONTINUING OPERATING SEGMENTS
(Dollars in millions)

	Three months ended
	June 30,
	2015	2014
Bankers Life segment:
Medicare supplement	$176.3	$177.8
Long-term care	119.6	126.2
Other health	1.8	2.1
Supplemental health	4.8	4.0
Life	114.3	101.5
Annuity	187.1	200.8
Total	603.9	612.4
Washington National segment:
Supplemental health and other health	136.7	129.7
Medicare supplement	17.1	21.7
Life	7.0	6.4
Annuity	1.1	.6
Total	161.9	158.4
Colonial Penn segment:
Life	64.3	60.0
Supplemental health	.8	.9
Total	65.1	60.9
Total collected premiums from continuing operating segments	$830.9	$831.7

NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	June 30,
	2015	2014
Bankers Life segment:
Medicare supplement	$16.3	$17.6
Long-term care	5.6	4.7
Supplemental health	1.9	1.8
Life	26.4	27.1
Annuity	11.1	11.9
Total	61.3	63.1
Washington National segment:
Supplemental health	23.9	23.9
Life	1.8	1.3
Annuity	—	.1
Total	25.7	25.3
Colonial Penn segment:
Life	18.5	16.5
Total	18.5	16.5
Total new annualized premiums	$105.5	$104.9

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CNO Financial (11)
July 29, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	June 30,
	2015	2014
Bankers Life segment:
Medicare Supplement:
Earned premium	$193 million	$193 million
Benefit ratio (8)	68.7%	69.5%
Long-Term Care:
Earned premium	$121 million	$127 million
Benefit ratio (8)	140.7%	131.2%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	84.6%	79.2%
Washington National segment:
Medicare Supplement:
Earned premium	$18 million	$22 million
Benefit ratio (8)	64.6%	61.7%
Supplemental health:
Earned premium	$134 million	$127 million
Benefit ratio (8)	90.3%	80.3%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	65.7%	54.8%

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CNO Financial (12)
July 29, 2015

NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) the net loss on the sale of CLIC and gain (loss) on reinsurance transactions; (ii) the earnings of CLIC prior to being sold; (iii) net realized investment gains or losses, net of related amortization and taxes; (iv) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (v) fair value changes related to the agent deferred compensation plan, net of taxes, (vi) loss on extinguishment or modification of debt, net of taxes; (vii) changes in the valuation allowance for deferred tax assets; and (viii) other non-operating items consisting primarily of equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities, net of taxes ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 9. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Collected premiums from our core operating segments include premiums collected in our Bankers Life, Washington National and Colonial Penn segments. Collected premiums from all sources (including $35.0 million in 2Q14 related to CLIC's operations prior to its sale) were $830.9 million in 2Q15, down 4 percent from 2Q14.

(4)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for debt-to-total capital were 17.5% and 14.5% at June 30, 2015 and December 31, 2014, respectively.

(5)
Management believes that an analysis of earnings before the net loss on the sale of CLIC and gain (loss) on reinsurance transactions, the earnings of CLIC prior to being sold, net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, fair value changes related to the agent deferred compensation plan, loss on extinguishment or modification of debt, other non-operating items, corporate interest expense and taxes ("EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 9.

(6)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options and warrants were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, warrants, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options and warrants (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $22.56 and $23.06 at June 30, 2015 and December 31, 2014, respectively.

(7)
Management believes that an analysis of EBIT, separated between in-force and new business provides increased clarity around the value drivers of our business, particularly since the new business results are significantly impacted by the rate of sales, mix of business and the distribution channel through which new sales are made. EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(8)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(9)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset (which is equal to the tabular interest on the related insurance liabilities). Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional

CNO Financial (13)
July 29, 2015

information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic," "guidance," "outlook" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof; (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners; (xx) customer response to new products, distribution channels and marketing initiatives; (xxi) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xxiii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets; (xxiv) availability and effectiveness of reinsurance arrangements, as well as any defaults or failure of reinsurers to perform; (xxv) the performance of third party service providers and potential difficulties arising from outsourcing arrangements; (xxvi) the growth rate of sales, collected premiums, annuity deposits and assets; (xxvii) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (xxviii) events of terrorism, cyber attacks, natural disasters or other catastrophic events, including losses from a disease pandemic; (xxix) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; and (xxx) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward looking statements.

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